Filed Pursuant to Rule 424(b)(3)

Registration Statement No.333-283113

PROSPECTUS

(incorporated in the Grand Duchy of Luxembourg)

Up to 15,000,000 Ordinary Shares offered by the Company

11,110,000 Ordinary Shares underlying Warrants and

35,818,285 Ordinary Shares

Offered by Selling Securityholders

This prospectus relates, in part, to the issuance by us of up to 11,110,000 of our Ordinary Shares, which includes: (i) 6,900,000 Ordinary Shares that may be issued upon exercise of the Public Warrants, and (ii) 4,210,000 Ordinary Shares that may be issued upon exercise of the Private Warrants. We refer to the Public Warrants and the Private Warrants together as the “Warrants.” The Warrants were originally issued by LightJump. Pursuant to the Assignment, Assumption and Amendment Agreement, the Warrants were automatically converted into Warrants to purchase our Ordinary Shares on the closing of the Business Combination among us, LightJump, Moolec and Merger Sub.

This prospectus also relates, in part, to the offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of up to 35,818,285 of our Ordinary Shares, which includes (i) 31,000,000 Ordinary Shares issued to holders of ordinary shares of Moolec in the Business Combination as a result of the Exchange, (ii) 3,522,398 Ordinary Shares issued as a result of the Merger, (iii) 262,260 Ordinary Shares issued pursuant to the applicable Company SAFE, (iv) 232,523 Ordinary Shares that were freely allotted to the Company’s Chief Financial Officer and (v) 801,104 Ordinary Shares issued in connection with the Backstop Agreement.

This prospectus also relates to 15,000,000 Ordinary Shares registered hereby for offer and resale by the Company. Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus updates the Prior Registration Statement and includes Ordinary Shares previously registered by us pursuant to such Prior Registration Statement.

We may, from time to time, sell Ordinary Shares, directly or through underwriters, agents or dealers, on or off The Nasdaq Stock Market LLC, or Nasdaq, at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriters, agents or dealers and any applicable fees, commissions or discounts.

Our Ordinary Shares and Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “MLEC” and “MLECW”, respectively. The last sale price of our Ordinary Shares on November 25, 2024 was US$0.89 per share. The aggregate market value of our outstanding Ordinary Shares held by non-affiliates, or public float, as of November 25, 2024, was approximately $5,624,028 million, which was calculated based on 6,319,133 Ordinary Shares held by non-affiliates and the price of $0.89 per share, which was the closing price of our Ordinary Shares on Nasdaq on November 25, 2024. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell our securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75 million. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

The Ordinary Shares are being offered by the Selling Securityholders identified herein and we will not receive any proceeds from the sale of the securities under this prospectus by the Selling Securityholders.

Information regarding the Selling Securityholders, the number of Ordinary Shares that may be sold by them, and the times and manner in which they may offer and sell the Ordinary Shares under this prospectus is provided under the sections titled “Selling securityholders” and “Plan of Distribution,” respectively. We do not know when or in what amount the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all, or none of the securities offered by this prospectus.

Investing in our securities involves risks. See “Risk Factors” beginning on page 16 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated November 26, 2024.

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About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, any of the securities identified in this prospectus may be offered together or separately in one or more series, if any. We may offer and sell any combination of the securities identified in this prospectus.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering, including the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Risk Factors,” “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form F-3, including its exhibits. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference in this prospectus or any prospectus supplement, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “MLEC” or the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to Moolec Science SA, together with its subsidiaries. The Ordinary Shares that may be offered using this prospectus are referred to collectively as the securities.

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

“Backstop Agreement” means the backstop agreement dated June 14, 2022 by and between UGVL, UG Holdings, LLC, Theo and the Sponsor, guaranteeing, severally but not jointly, the funding of certain amounts as set forth therein and complemented by the memorandum of understanding dated December 30, 2022 in connection thereto.

“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.

“Certificate of Merger” means the certificate of merger that LightJump caused to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL to effectuate the Merger.

“Company Core Shareholders” means BG Farming Technologies Ltd., UGVL and Bioceres Crop Solutions Corp.

“Company SAFE” means each of the simple agreement for future equity by and between Moolec and the Company SAFE Holder named therein (an “Original SAFE”) or any simple agreement for future equity between the Company and that Company SAFE Holder issued in consideration for the contribution by the Company SAFE Holder of its rights in the Original SAFE to the Company (in which case the Original SAFE ceased to be a “Company SAFE”) with such adjustments required under Luxembourg law.

“Continental” means Continental Stock Transfer & Trust Company, the Company’s transfer agent and warrant agent.

“DGCL” means Delaware General Corporation Law.

“Exchange” means the transactions contemplated in the Business Combination Agreement that occurred at the Exchange Effective Time.

“Exchange Effective Time” means the time at which the issuance of the new Ordinary Shares pursuant to the Company Delegate Resolutions was effective on the Closing Date, which was the effective time of the contribution and exchange of the Moolec Ordinary Shares held by the Moolec Shareholders and exchanged for Ordinary Shares, as applicable and as contemplated under the Exchange Agreements, and which occurred immediately prior to the Merger Effective Time.

“Insud” means Invim Corporativo S.L.

“IPO” means LightJump’s initial public offering of units, consummated on January 12, 2021.

“Key Staff Participation” means 232,523 Ordinary Shares that were freely allotted to the Company’s Chief Financial Officer (“CFO”) in order to satisfy the Company’s obligations under the CFO’s consulting agreement and offer letter (the “CFO Consulting Agreement”).

“LightJump Warrant Agreement” means the warrant agreement, between LightJump and Continental, dated as of January 12, 2021.

“Merger” means the merging of Merger Sub with and into LightJump, with LightJump surviving such merger and becoming a direct wholly-owned subsidiary of the Company.

“Merger Auditor Report” has its meaning defined in the Business Combination Agreement.

“Merger Effective Time” means such time as the Certificate of Merger was duly filed with the Secretary of State of the State of Delaware or at such later time as may have been agreed by Moolec and LightJump in writing and specified in the Certificate of Merger in accordance with the DGCL.

“Moolec Limited Shareholders” means the holders of all of the Moolec Ordinary Shares and all other shares being Equity Interest as of immediately prior to the Exchange Effective Time.

“Moolec Limited SAFE” means each of the simple agreement for future equity by and between Moolec and Moolec SAFE Holder named therein (an “Original SAFE”) or any simple agreement for future equity between Moolec and that Moolec Limited SAFE Holder issued in consideration for the contribution by the Moolec Limited SAFE Holder of its rights in the Original SAFE to Moolec (each a “Moolec SAFE”) (in which case the Original SAFE ceased to be a “Moolec Limited SAFE”) with such adjustments required under Luxembourg law.

“Moolec Limited SAFE Holder” means each Person that has entered into a Moolec Limited SAFE.

“Moolec Requisite Approvals” means HoldCo Requisite Approvals, as defined in the Business Combination Agreement.

“Registration Rights and Lock-Up Agreement” means that certain Registration Rights and Lock-Up Agreement, dated December 30, 2022, entered into in connection with the Closing by and among SPAC, the Company, the Sponsor, each of the persons and entities listed on Exhibit A attached thereto and the Company Core Shareholders, Company SAFE Holders, UG Holdings, LLC and CFO, substantially in the form attached to the Business Combination Agreement as Exhibit A.

“SPAC” or “LightJump” means LightJump Acquisition Corporation.

“SPAC Common Stock” means SPAC’s common stock, par value $0.0001 per share.

“SPAC Warrants” means warrants to purchase SPAC Common Stock as contemplated under the SPAC Warrant Agreement, with each warrant exercisable for the number of SPAC Common Stock stated in the applicable SPAC Warrant at an exercise price per SPAC Common Stock of $11.50.

“Sponsor” means LightJump One Founders, LLC, a Delaware limited liability company.

“Theo” means THEO I SCSp.

“Transactions” means the transactions contemplated by the transaction documents, including the Exchange and the Merger.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the simultaneous sale of the Private Warrants.

“UGVL” means Union Group Ventures Limited.

Incorporation of Certain Information by Reference

This prospectus incorporates important business and financial information about that is not included in or delivered with the prospectus. The SEC allows us to “incorporate by reference” information filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information.

This document incorporates by reference the following documents that have previously been filed with the SEC by us:

●	our annual report on Form 20-F for the year ended June 30, 2024 (File No. 001-41586), filed with the SEC on October 30, 2024;

●	the Amended and Restated Articles of Association of Moolec Science SA (filed with the SEC as Exhibit 1.1 to Moolec’s annual report on Form 20-F (File No. 001-41586), filed with the SEC on October 30, 2024).

In addition, we are incorporating by reference any documents we may have filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the registration statement on Form F-3 filed by us on November 12, 2024, and prior to the effectiveness of the registration statement of which this prospectus forms a part, provided, however, that we are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Information that we file with the SEC will automatically update and supersede the information included in this prospectus or previously incorporated by reference into this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Moolec Science SA
17, Boulevard F.W. Raiffeisen
L-2411 Luxembourg,
Grand Duchy of Luxembourg

You should rely only on the information that we incorporate by reference or provide in this prospectus or the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. Documents incorporated by reference are available on the SEC’s website at www.sec.gov and from other sources. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov).

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Summary

This summary highlights selected information appearing elsewhere or incorporated by reference herein; it does not contain all of the information that is important to you. You should read this prospectus, including the information incorporated by reference, in its entirety. Investors should carefully consider the information set forth under the “Risk Factors” section.

About Moolec Science

We are a science-based ingredient company, and we believe we are pioneers in the use of molecular farming technology for developing ingredients for food, pet food, animal feed and dietary supplements. Our mission is to create unique food ingredients by engineering plants with science and technology. Our purpose is to redefine the way we produce animal proteins for the good of the planet. Our technological approach aims to have the cost structure of plant-based solutions with the organoleptic properties and functionality of animal-based ones. Our technology has been under development for more than a decade and is known for pioneering the production of a bovine protein in a crop for the food industry. Our product portfolio and pipeline leverage the agronomic efficiency of broadly used target crops, like soy, pea, and safflower. We have an industrial and commercial R&D capability to complement our molecular farming technology. We also have a growing international patent portfolio (25, both granted and pending) for our technology. We have a diverse team of PhDs and food insiders, and operates in the United States, Europe, and South America. Molecular farming can be defined as the technology used to genetically modify plants to produce valuable biological substances. Molecular farming utilizes plants as natural bioreactors to grow and harvest these substances. Molecular farming therefore differs from other genetic engineering applications such as metabolic engineering (where the expressed protein has a catalytic activity in plants and the value-added product is a particular metabolite) and agronomic engineering (where the expressed protein confers beneficial agronomic properties such as pest or disease resistance, stress tolerance, or increased yields). Molecular farming enables the synthesis of valuable biological substances in any seed crop, selecting each gene or molecule for its ability to add value. In the case of oils or proteins, that value could be measured in terms of a targeted functionality trait such as taste, texture, color or nutritional value. The resulting product can be used as ingredients in different applications such as food and feed, providing better-tasting, more functional, and affordable science-based ingredients. We believe that this technological platform has the ability to capitalize on science-based ingredients scale that extensive agriculture entails to achieve affordability and that it is also cost-efficient due to the fact that it leverages biology, using plants and their inputs — sun, water, and soil — as small factories. Plants are grown through traditional farming practices that result in economies of scale through high productivity volume production.

With the ingredients we develop, we expect to address mainly the global processed meat products ingredients markets, which we estimate to be an approximately US$30 billion market. Our business model focuses on R&D; manufacturing and farming.

Molecular farming is a technological platform that has the potential to combine, modify and enhance all sorts of crops with valuable biological substances, which could allow us to possibly consider other market opportunities. Such possible market opportunities include milk, egg, chicken, and fish replacements, or other industries such as alternative biomaterials, biocosmetics, pharmaceuticals, biofuels, among others.

We hold a growing international patent portfolio for our technologies, which is run by a diverse team of experts, such as Ph.Ds and food insiders who have a robust background in the traditional food and meat industries. Research, development and innovation are core elements of our business strategy, and we believe they represent a critical competitive advantage for us.

On April 24, 2023, we acquired ValoraSoy S.A. For more information see “—Significant Transactions—ValoraSoy Acquisition”.

We are supported by Nasdaq-listed Bioceres Crop Solutions Corp. (NASDAQ: BIOX), a fully integrated provider of crop productivity solutions enabling the transition to a carbon neutral agriculture, Theo I, a life sciences venture capital enterprise, and UGVL, a private equity management firm, as well as Insud, an Argentine-based life & science holding with business in the pharmaceutical, agricultural, forestry, biotech, cultural and renewable energy industries through its affiliates.

Our Strengths and Competitive Positioning

Environmental Advantages. Our goal is to promote a sustainable business model. Plants are highly efficient metabolic factories which operate mainly on sunlight and carbon dioxide. With regards to molecular farming and producing oils and protein, if plants are used to make the oil or protein of choice, instead of a bioreactor and tanks in labs, there will be no need to use another source of energy in the process. The technology has the potential to become carbon-fixing instead of carbon emitting. Moreover, molecular farming allows for sustainable water handling and can benefit from ag-space sustainable technologies, techniques and approaches, such as regenerative agriculture, due to the compatibility of the spaces. It also allows raw material and product traceability from farm-to-market and a cleaner label approach for food producers, ingredients and manufacturers. Further, molecular farming will allow us to produce the traditional co-products that the market is used to obtain from crops (such as sugars, fiber, and oil) promoting a circular production and business model, which has the potential to reduce waste generation. We believe that this technology provides us with a competitive advantage when compared to the traditional oil and protein industry, by developing products in a way that will appeal to the environmentally conscious consumer and providing food with animal proteins, including their functionalities and characteristics, without the negative impact of greenhouse gas emissions.

Shift in Consumer Preferences. Consumers’ concern for health, sustainability, ethical sourcing, animal welfare and convenience are driving food producers and retailers to reconsider their product offerings, which traditionally contain animal-derived products. In this scenario, we intend to continue to develop our brand and products. We believe that we will be able to capitalize on this shift in consumers’ concern for health and animal welfare, which we believe puts us in an advantageous position when compared to the traditional protein industry.

Industrial Shift. The food and feed industry are going through a significant global ingredient shift and we are following this change. This shift is driven mainly by five main pillars, which are supply chain, cost, compliance, operations, sustainability and innovation, as follows:

(a)	The weaknesses and vulnerabilities in supply chains have been highlighted by droughts, trade-sanctions, trade-wars, livestock diseases, health epidemics, political instability, armed conflicts, such as in Israel and Palestine, and war in a major food exporting country, the Ukraine. When coupled with the increasing demand for local foods, this instability has led companies to reconsider their importing strategy. Moreover, certain ingredients have been difficult to source. Specifically, several animal-derived ingredients including milk-protein, pork and chicken have been difficult to procure due to a lack of exportable volumes (e.g., export ban of pork or chicken due to swine fever or bird flu, respectively).

(b)	The price of many essential ingredients such as milk-derivatives, pork and chicken derivatives have increased significantly which has put pressure on low-cost high-volume markets in developing countries. Due to the functionality and ease of use of these ingredients, they have been difficult to replace when the ingredient costs have been low. For example, considering that milk-derived protein prices have reached an all-time high, many food formulators/producers have serious incentives to try and replace part, if not all, of the ingredients in the final product. Assembled food products or food service offerings consisting of multiple protein sources like cheese sausages, cheeseburgers, pastas, bakery products provide ample space for partial replacement of certain high-cost ingredients.

(c)	Compliance requirements have increased the complexity of food production and its related supply chain. The pressure to responsibly source certain ingredients is leading to a reduction of use of that specific ingredient whenever possible to limit the exposure to a market prone to shortages in volumes.

(d)	The safety of certain food products is increasingly making daily operations complex due to the stricter control of cross-contamination of specific product claims (e.g., organic, allergen-free, cruelty-free, GMO-free, etc.). This means that certain production lines are moving to a system in which it can either process all of the above, or to a line in which it is not allowed to process specific ingredients in order to maintain the “free-from” status.

(e)	Pressure for innovation to solve certain problems related to the previous pillars or demand-related issues is also generating opportunities for plant-based proteins. Due to increased routes into higher volume applications of the traditional plant-proteins, other ingredient suppliers have been developing a wider plant-based offering to find applications that other plant-based proteins have failed due to technical or marketing concerns.

We believe that by addressing the main concerns with supply chain issues, price, sustainability and food safety concerns, our innovative molecular farming technology puts us at an advantage when compared to the traditional ingredient industry and other alternative technologies. We will not be subject to certain of the risks caused by supply chain issues, sourcing compliance, or rising cost of ingredients as our products would also use the native oils or proteins from the plant. Our technology also addresses the current challenges faced by the traditional food ingredient and meat industries.

Taste and Texture. Alternatives to animal-derived foods are edging closer to their targets whilst being acceptable to consumers who buy plant-based alternatives with conviction. We are committed to prioritizing the growth of this acceptance. To make a global impact on sustainability and health, wider adoption is needed which means that the mainstream consumer, which is not inherently attracted to plant-based alternatives, needs to be drawn in. The prerequisites for a successful product which can be marketed towards committed vegans are significantly different than flexitarian/reducetarian consumers. As a consequence, the plant-based products need to be a convincing alternative to the traditional animal-based product in order to help a group of people to reduce their reliance on animal-derived food. We believe that if the animal-alternatives can survive for one or two generations, then a gradual shift can start taking place where the food systems are nudged towards products which are perhaps less like meat but offer significant nutritional, cost and sustainability advantages over the initial generations of meat alternatives. If successful, the introduction of animal proteins into plants could help increase the functionality of the bulk of the animal-alternative recipes which are based on plants and seeds. These animal proteins have very specific functions in food where they determine texture and overall behavior in application. In terms of taste, the industry has come a long way in boosting or replacing animal-based flavors with plant or microbial derived ingredients. Using animal-inspired proteins and fats, we can also come closer to developing the tastes more associated with the traditional animal-based products.

We believe that our product will appeal to the consumer that prefers the traditional taste and texture of traditional meat products, but shares our values. A challenge for the science-based food ingredient industry has been the ability to create alternatives that mimic the taste and texture of meat. With our technology the proteins that have a significant role and affect the taste and texture of meat products will be produced within the plants themselves. This places us in an advantageous position when compared to competitors that use other methods to mimic the taste and texture of meat products.

Nutritional Values. We are a mission-driven business and nutritional value is among our priorities. More data is becoming available regarding general nutrition of specific diets and the relationship with general health and wellbeing. Many foods which are attractive in terms of taste, cost and convenience might not be considered part of a healthy diet. Replacing these foods and attracting the mainstream consumer can be difficult. Animal proteins produced in plants by molecular farming will have the same protein sequence to the proteins which we have been eating during the evolution of our species. By introducing these animal proteins in plants, we expect to increase the overall nutritional score of the products we develop.

For the health-conscious consumer, we expect to have a competitive advantage. We believe that our technology will produce a product that retains the benefits of traditional meat, including certain animal-specific proteins, without the need to include less healthy ingredients needed to create a suitable meat alternative. As discussed above, currently consumers are more health conscious when making decisions related to their food, and we believe we are in a position to capitalize on this trend.

Scalability and Low Costs. We focus on molecular farming, as we believe through it we can compete with animal-based products in terms of costs. Considering that our genetically modified seeds generally will not require significant downstream modifications, we expect operational costs to be in line with the current farming methods and industrialization standards for existing soy, pea and safflower beans. With lower costs associated with our ability to scale and produce our products, we believe we are at an advantage when compared to our competitors.

Management team and Industry Expertise. We are led by a proven and experienced executive management team consisting of Ph.Ds and agri-food insiders with many years of industry experience. We believe this blend of talent gives us tremendous insights and capabilities to create demand and fulfill it in a scalable, profitable and sustainable way and is one of our main strengths. See “Item 6. Directors, Senior Management and Employees” in our Annual Report.

Recent Developments

Collaboration Agreement with Bunge

On August 6, 2024, Moolec Science Limited SE, our Argentine branch, entered into a collaboration agreement (the “Bunge Collaboration Agreement”) with Bunge Argentina SA (“Bunge”), a subsidiary of Bunge Global SA. The Bungee Collaboration Agreement aims to develop new safflower varieties designed to improve productivity for specific applications, such as biofuels.

Significant Transactions

ValoraSoy Acquisition

On April 24, 2023, we completed the acquisition of ValoraSoy Food Ingredients from the sellers in accordance with the share purchase agreement. ValoraSoy Food Ingredients specializes in the production of textured soy proteins and has a long history providing high-quality products and customized solutions to clients in more than 15 countries on 3 different continents. Its products are manufactured using various extrusion processes obtaining as a result vegetable proteins with texture and fibrousness similar to those of meat, with various applications such as hamburgers, sausages, and other plant-based products. As a result of this acquisition, we acquired all of the issued and outstanding equity securities of ValoraSoy Food Ingredients from the sellers, and ValoraSoy Food Ingredients became our wholly owned subsidiary for total aggregate consideration of $2.6 million, in a combination of cash and equity. We expect that the ValoraSoy Acquisition will help to accelerate our growth in the food ingredients industry by expanding our commercial network with a top-notch sales team and complementing our molecular farming Platform with industrial capacity and downstream operations, in addition to adding a highly experienced team of professionals.

Equity Subscription Line

On April 14, 2023, the Company entered into a Share Purchase Agreement (the “Nomura Purchase Agreement”) and a Registration Rights Agreement (the “Nomura Registration Rights Agreement”), each with Nomura Securities International, Inc. (“Nomura”) relating to an equity subscription line. Pursuant to and subject to the conditions set forth in the Nomura Purchase Agreement, the Company has the right from time to time during the term of the Nomura Purchase Agreement, in its sole discretion, to sell to Nomura up to $50 million (the “Aggregate Limit”) in aggregate gross purchase price of the Company’s newly issued Ordinary Shares, with a nominal value of $0.01 per share.

Upon the satisfaction of the conditions to Nomura’s purchase obligation set forth in the Nomura Purchase Agreement (the “Commencement Date”), including that a registration statement registering the resale by Nomura of the Ordinary Shares that may be issued and sold to it by the Company under the Nomura Purchase Agreement (the “Initial Resale Registration Statement”) under the Securities Act, as amended, which the Company agreed to file with the SEC pursuant to the Nomura Registration Rights Agreement, is declared effective by the SEC, and a final prospectus relating thereto is filed with the SEC, the Company will have the right, but not the obligation, from time to time in its sole discretion over the 36-month period from and after the Commencement Date to direct Nomura to purchase up to a specified maximum amount of its Ordinary Shares as set forth in the Nomura Purchase Agreement by delivering written notice to Nomura (such notice, a “VWAP Purchase Notice”) on any trading day, so long as all Ordinary Shares subject to all prior purchases by Nomura under the Nomura Purchase Agreement have theretofore previously been issued to Nomura and subject to the satisfaction of certain conditions. The purchase price of the Ordinary Shares that the Company elects to sell Nomura pursuant to the Nomura Purchase Agreement will be determined by reference to the volume-weighted average price of the Ordinary Shares (“VWAP”) during the applicable purchase period on the applicable purchase date on which the Company has timely delivered a VWAP Purchase Notice to Nomura directing it to purchase Ordinary Shares under the Nomura Purchase Agreement, less a fixed 5.0% discount to such VWAP. However, if the Company elects to set a fixed floor price as set forth by the Company in a VWAP Purchase Notice, the VWAP of the Ordinary Shares on the applicable purchase date shall be determined by excluding all trades at a price below the applicable floor price.

From and after Commencement Date, the Company will control the timing and amount of any sales of Ordinary Shares to Nomura under the Nomura Purchase Agreement. Sales of Ordinary Shares, if any, to Nomura under the Nomura Purchase Agreement will depend on a variety of factors, including, among other things, market conditions, the trading price of the Company’s Ordinary Shares and determination by the Company regarding the use of proceeds from any sale of such Ordinary Shares. The Company may ultimately decide to sell to Nomura all, some or none of the Ordinary Shares that may be available for it to sell to Nomura pursuant to the Nomura Purchase Agreement.

As a “foreign private issuer”, the Company has chosen to follow the laws of Luxembourg regarding shareholder approval prior to the issuance of more than 20% of its outstanding capital, which does not require shareholder approval for such issuances.

However, pursuant to the Nomura Purchase Agreement, in no event may the Company issue to Nomura with respect to each purchase more than (i) the product of 20% multiplied by the total number (or volume) of Ordinary Shares traded on the Nasdaq Capital Market or any other Principal Market (as defined in the Nomura Purchase Agreement) during the applicable purchase period on the applicable purchase date, or (ii) more than 1 million Ordinary Shares. In addition, Nomura is not obligated to buy any Ordinary Shares under the Nomura Purchase Agreement if such Ordinary Shares, when aggregated with all other Ordinary Shares then beneficially owned by Nomura and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in Nomura beneficially owning Ordinary Shares in excess of 4.99% of the Company’s outstanding Ordinary Shares.

The net proceeds from any sales under the Nomura Purchase Agreement will depend on the frequency with, and prices at, which Ordinary Shares are sold to Nomura. The Company will have broad discretion over the use of proceeds from sales of Ordinary Shares made pursuant to the Nomura Purchase Agreement. To the extent the Company sells Ordinary Shares under the Nomura Purchase Agreement, it currently plans to use any proceeds therefrom for working capital and other general corporate purposes. However, the Company has not determined the specific allocation of any net proceeds among these potential uses, and the ultimate use of the net proceeds may vary from the currently intended uses. The net proceeds may be used for corporate purposes that do not increase the Company’s operating results or enhance the value of its Ordinary Shares.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Nomura Purchase Agreement or Nomura Registration Rights Agreement other than (i) a prohibition on entering (with certain limited exceptions) into a Variable Rate Transaction (as defined in the Nomura Purchase Agreement), during the term of the Nomura Purchase Agreement, and (ii) a prohibition on raising additional capital in the form of a private securities offering from the time a purchase notice is delivered until the Trading Day following the applicable VWAP Purchase Share Delivery Date. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of the Company’s Ordinary Shares after the date of issuance, or entry into any agreement for an “equity line of credit” or an “at the market offering” (other than with Nomura), whereby the Company may sell Ordinary Shares at a future determined price.

At no time prior to the date of the Nomura Purchase Agreement has Nomura (or any entity managed or controlled by it) engaged in or effected, in any manner whatsoever, directly or indirectly, for its own principal account, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO under the Exchange Act) of the Ordinary Shares or (ii) hedging transaction, in either case, which establishes a net short position with respect to the Ordinary Shares that remains in effect as of the date of the Nomura Purchase Agreement.

The Nomura Purchase Agreement and the Nomura Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates (including the dates when the Company delivers a VWAP Purchase Notice), and are solely for the benefit of the parties to such agreements and are subject to certain important limitations agreed upon by the contracting parties.

The Nomura Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month next following the date that is 36 months after the Commencement Date, (ii) the date on which Nomura shall have purchased the Aggregate Limit worth of Ordinary Shares pursuant to the Nomura Purchase Agreement, (iii) the date on which the Ordinary Shares shall have failed to be listed or quoted on the Nasdaq Capital Market or any other Principal Market as defined in the Nomura Purchase Agreement, and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, the Company commences a voluntary case or any person commences a proceeding against the Company, a custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors.

The Company has the right to terminate the Nomura Purchase Agreement at any time after the Commencement Date, at no cost or penalty, effective upon three trading days’ prior written notice to Nomura. Nomura also has the right to terminate the Nomura Purchase Agreement upon three trading days’ prior written notice to the Company, but only upon the occurrence of certain customary events as listed in the Nomura Purchase Agreement. Neither the Company nor Nomura may assign the Nomura Purchase Agreement or the Nomura Registration Rights Agreement or any of their respective rights or obligations thereunder to any person, and no provision of the Nomura Purchase Agreement or the Nomura Registration Rights Agreement may be amended by the parties from and after the date that is one trading day immediately preceding the filing of the Initial Registration Statement with the SEC.

The foregoing descriptions of the Nomura Purchase Agreement and the Nomura Registration Rights Agreement are qualified in their entirety by reference to the full text of the Nomura Purchase Agreement and Nomura Registration Rights Agreement, which are attached to this Registration Statement as Exhibit 12.1 and Exhibit 12.2, respectively.

There shall be no sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

In the Nomura Purchase Agreement, Nomura represented to the Company, among other things, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act). The Ordinary Shares that may be issued under the Nomura Purchase Agreement are being offered and sold in transactions exempt from registration under the Securities Act, in reliance on the exemption afforded under Section 4(a)(2) thereof.

Business Combination

On December 30, 2022, the Business Combination Closing Date, we consummated the transactions contemplated by the Business Combination Agreement. On or before the Business Combination Closing Date, pursuant to the Business Combination Agreement and related agreements:

●	all the issued Moolec Science Limited (“Moolec Limited”) Ordinary Shares held by Moolec Limited Shareholders were transferred and for purposes of the 1915 Law, contributed in kind to Moolec, free and clear of all Liens (other than the Moolec Limited Shareholders’ Agreements Liens that have expired on or prior to the Business Combination Closing Date), and Moolec Limited Shareholders subscribed for and, as consideration for the contribution, were issued, in accordance with an exchange ratio (save that the Ordinary Shares to be were reduced by the number of Ordinary Shares already held by Moolec Limited Shareholders immediately prior to the Exchange), being a total of 32,500,000 Ordinary Shares. For Luxembourg law purposes, a Luxembourg independent auditor (réviseur d’entreprises) of Moolec issued a report on the contributions in kind relating to the contribution of the Moolec Ordinary Shares prepared in accordance with article 420-10 of the 1915 Law;

●	each Moolec Limited SAFE Holder contributed all of its rights and obligations under each Original SAFE to Moolec in consideration for the issuance by Moolec of a simple agreement for future equity on substantively identical terms (mutatis mutandis) with such adjustments as required under Luxembourg law. For Luxembourg law purposes, a Luxembourg independent auditor (réviseur d’entreprises) of Moolec issued a report on the contributions in kind relating to the contribution of the Original SAFEs prepared in accordance with article 420-10 of the 1915 Law;

●	each Moolec Limited Shareholder ceased to be the beneficial holder of such Moolec Limited Ordinary Shares and subject to the submission of all filings required under Law (including any filings required to pay stamp duties), Moolec was recorded as the registered holder of all Moolec Limited Ordinary Shares so exchanged and transferred and is the legal and beneficial owner thereof;

●	immediately prior to the Merger Effective Time but after the Exchange Effective Time, each Moolec Limited SAFE Holder subscribed for, received and became holder of Ordinary Shares, in accordance with the respective Moolec Limited SAFE, which included 262,260 Ordinary Shares; and

●	LightJump caused the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL in order to effectuate the Merger. The Merger became effective on December 30, 2022.

At the Merger Effective Time, by virtue of the Merger and Moolec Requisite Approvals, subject to the Merger Auditor Report, and without any further action on the part of LightJump, Merger Sub, Moolec or Moolec Limited or the holders thereunder:

●	each LightJump Common Stock issued and outstanding immediately prior to the Merger Effective Time, excluding those that had been redeemed subject to any redemption rights, were exchanged with Moolec (which exchange, for purposes of the 1915 Law, included, for the avoidance of doubt, a contribution-in-kind of each such shares of LightJump Common Stock from the holders of LightJump Common Stock to Moolec), against the issue by Moolec of new Ordinary Shares (such issuance, the “Merger Issuance”), under the authorized share capital of Moolec (pursuant to Moolec delegate merger resolutions) and subscribed by the contributing holders of LightJump Common Stock by virtue of the Merger and in accordance with the 1915 Law for one validly issued and fully paid Ordinary Share, delivered by Moolec;

●	as a result of the Merger, all LightJump Common Stock ceased to be outstanding, was cancelled and ceased to exist;

●	each share of common stock, par value $0.01, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time was converted and exchanged for one (1) validly issued, fully paid and nonassessable ordinary share, par value $0.01 per share, of LightJump; and

●	each LightJump Warrant that was outstanding immediately prior to the Merger Effective Time, pursuant to the LightJump Warrant Agreement, ceased to represent a right to acquire one LightJump Common Stock and was converted in accordance with the terms of such LightJump Warrant Agreement, at the Merger Effective Time, into a right to acquire one Ordinary Share on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the LightJump Warrant Agreement.

Following the Merger Effective Time:

●	Moolec Limited’s CFO was freely allotted the Key Staff Participation to satisfy the requirements under the Consulting Agreement dated June 18, 2021, between Jose López Lecube and Moolec Limited.

Prior to the Business Combination Closing Date, on July 8, 2022, LightJump held a special meeting of stockholders. At the meeting, LightJump’s stockholders approved the Extension Amendment extending the date by which LightJump must consummate its initial business combination from July 12, 2022 to January 12, 2023. Public stockholders of LightJump holding 11,032,790 shares of LightJump Common Stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $110,507,220 (approximately $10.02 per share) was removed from the Trust Account to pay such holders. Following redemptions, LightJump had 2,767,210 public stockholders of LightJump Common Stock outstanding and the aggregate amount remaining in the Trust Account as of September 30, 2022 was $28,132,922 (which includes an additional $276,721 contributed by the Sponsor in connection with the Extension).

Prior to the Business Combination Closing, on December 27, 2022, in connection with the vote to approve the Business Combination Proposal and the Adjournment Proposal at LightJump’s special meeting of stockholders, certain public holders of LightJump Common Stock exercised their right to redeem 2,572,848 shares of LightJump Common Stock for cash at a redemption price of approximately $10.23 per share, for an aggregate redemption amount of approximately $26.3 million. Accordingly, $1,989,011 remained in the Trust Account, for the benefit of Moolec, after considering the redemption amount to be paid to the redeeming public holders of LightJump Common Stock.

Additionally, pursuant to the Backstop Agreement, the Sponsor exercised the right to elect to concede Sponsor shares instead of contributing the requisite cash amount under the Backstop Agreement by conceding a total of 200,276 Sponsor shares of LightJump Common Stock to each of UGVL and Theo. UGVL and Theo each contributed $4,005,520 to Moolec pursuant to the terms of the Backstop Agreement and in turn Moolec issued 400,552 Ordinary Shares to each of UGVL and Theo.

Upon consummation of the Business Combination, Moolec Limited and LightJump became direct subsidiaries of Moolec.

Certain Agreements Related to the Business Combination

Assignment, Assumption and Amendment to Warrant Agreement

On the Closing Date, the Company entered into the Warrant Amendment to amend and assume LightJump’s obligations under the existing Warrant Agreement to give effect to the conversion of SPAC Warrants to Warrants.

Registration Rights and Lock-Up Agreement

In connection with the closing of the Transactions, the Sponsor, the Company, the CFO and the Company Core Shareholders and Company SAFE Holders entered into the Registration Rights and Lock-Up Agreement pursuant to which, among other things, the Sponsor, the CFO and the Company Core Shareholders and Company SAFE Holders had customary demand and piggyback registration rights in connection with the Ordinary Shares issued to them in the Merger or the Exchange. Additionally, the Ordinary Shares held by each party to the Registration Rights and Lock-Up Agreement are subject to a lock-up until (i) the date that is 365 days from the Closing Date, and (ii) such date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders of the Company having the right to exchange their Ordinary Shares for cash, securities or other property, provided that if the share price of the Ordinary Shares exceeds $12.00 per Ordinary Share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period, the parties to the Registration Rights and Lock-Up Agreement may transfer up to 50% of the Ordinary Shares subject to the Registration Rights and Lock-Up Agreement.

Insud

On May 24, 2022, we formed Microo Food Ingredients as a joint arrangement with Insud, a global company focused on innovation, sustainability and developing in different industries such as pharma, agribusiness and renewable energy, through its affiliate INVIM Corporativo S.L. Microo Food Ingredients plans to use yeast, fungi and other microorganisms to produce animal-free ingredients that are expected to complement our molecular farming and plant-based pipeline and enable us to have a unique set of science-based food ingredients formulations, as well as commercial relationships with food ingredient companies, manufacturers and customers in order to promote of our molecular farming products. The new products that may result from Microo Food Ingredients are expected to represent an upgrade in nutritional value and functionality in different applications. We expect that combining our respective technological platforms may improve our R&D, since this partnership is expected to permit us to accelerate our scientific research and developments, as well as develop a robust IP portfolio.

Pursuant to the binding contribution memorandum of understanding, Insud has agreed to contribute to us their interest in Microo Food Ingredients.

Convertible Note issued to Bioceres Crop Solutions Corp.

We entered into a note purchase agreement (the “Note Purchase Agreement”) and a HB4® soy supply agreement (the “BIOX Soy Supply Agreement”) with Bioceres Crop Solutions Corp. Under the BIOX Soy Supply Agreement, Bioceres Crop Solutions Corp. supplied us with an amount of HB4® soy equivalent to US$9 million. In exchange, on September 17, 2024, we issued to Bioceres Crop Solutions Corp. convertible notes in an aggregate principal amount equal to US$6.6 million, in relation to the value of the HB4 soy delivered by us (the “BIOX Convertible Notes”). Pursuant to the BIOX Soy Supply Agreement, starting in April 2025, we will have the option to request, in each quarter, additional deliveries of an amount of HB4® soy equivalent to US$1 million and will issue additional notes in connection with this option. Bioceres has engaged Generation HB4® farmers to source and deliver to us soybeans with a sustainability-linked premium, which are produced under regenerative agricultural practices, minimizing water, carbon and chemical footprints. The Generation HB4® program is an identity-preserving farming program that utilizes HB4® drought-tolerance technology to enable soybean-wheat crop rotations and improve agricultural sustainability.

The BIOX Convertible Notes will mature 36 months after they are issued by us and will include a “payment-in-kind” feature. If the trading price of our ordinary shares exceeds the strike price of US$6.00 per ordinary share for 10 trading days, Bioceres Crop Solutions Corp. has the option to exercise the early conversion option pursuant to which the principal amount outstanding under the notes may be converted into our ordinary shares at the strike price. At maturity, we have the option to convert the principal amount outstanding under the BIOX Convertible Notes into ordinary shares. In connection with Bioceres’ early conversion option and our optional conversion at maturity, we may deliver ordinary shares, cash, or a combination of cash and ordinary shares. The signing of the definitive Note Purchase Agreement and BIOX Soy Supply Agreement is contingent on us having received an appraisal report from an independent auditor in respect of the value of the HB4 soy to be contributed by Bioceres to us pursuant to the BIOX Soy Supply Agreement.

Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an “emerging growth company,” we may take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

●	not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these reporting exemptions until it is no longer an “emerging growth company.” We expect to remain an “emerging growth company” for the foreseeable future.

We are also considered a “foreign private issuer” and are required to report under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) as a non-U.S. company with “foreign private issuer” status. This means that, even after we no longer qualify as an “emerging growth company,” as long as we qualify as a “foreign private issuer” under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these reporting exemptions until such time as we are no longer a “foreign private issuer.” We could lose our status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained in this prospectus may be different from the information you receive from our competitors that are public companies, or other public companies in which you have made an investment.

As a “foreign private issuer”, we are permitted to follow certain Luxembourg corporate governance practices in lieu of certain listing rules of Nasdaq (the “Nasdaq Listing Rules”). We plan to follow the corporate governance requirements of the Nasdaq Listing Rules, except that we intend to follow Luxembourg practice with respect to quorum requirements for shareholder meetings in lieu of the requirement under Nasdaq Listing Rules that the quorum be not less than 33 1/3% of the outstanding voting shares. Under our articles of association, at an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. In addition, under our articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, requiring the quorum and the majority to amend our articles of association, the quorum shall be at least one half of our issued share capital unless otherwise mandatorily required by law.

Summary Risk Factors

Set forth below is a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section “Risk Factors” in this prospectus and “Item 3. Key Information — D. Risk Factors” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

Risks Relating to Our Business and Operations include:

We are subject to the following risks in respect of our business and our strategy:

●	we are an early-stage, and high risk company with a history of losses and we may not achieve or maintain profitability;

●	we have a limited operating history, which makes it difficult to evaluate our current business and prospect and may increase the risk of investment;

●	price increases and shortages of raw materials could adversely affect our results of operations;

●	our failure to accurately forecast and manage inventory could result in an unexpected shortfall or surplus of products which could harm our business;

●	we expect that our future revenue depends on the success of our technologies and product developments, including our extrusion, fermentation, molecular farming and other technologies, and we have limited data on the performance of such technologies to date. Accordingly, the development of the products depends on assumptions we make in respect of the performance of such technologies, which are inherently uncertain;

●	we may face difficulty servicing our indebtedness, including the convertible notes issued to Insud and to Bioceres;

●	conversion of the convertible notes that we have issued would increase the number of ordinary shares and result in dilution to shareholders;

●	we will likely require additional financing to achieve our goals, and failure to obtain necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our product manufacturing, development and other operations;

●	we may face difficulties implementing our inorganic growth strategy, including not identifying suitable targets and in respect of integrating or performing the operations of the business we have acquired or expect to acquire in the future;

●	we may acquire businesses, patents or products, or form strategic alliances, in the future, and we may not realize the benefits of such acquisitions or alliances;

●	if we fail to effectively utilize or expand our manufacturing and production capacity or commercialize or license our intellectual property, our business and operating results and our brand reputation could be harmed;

●	we operate in a privately owned facility conducting researches with third-parties pursuant to lease and service agreements with private companies and research universities;

●	our current operations depend in part on third-party agreements for necessary supplies in order to develop and scale our production and increase our stock of seed, feedstock, biomass, or raw materials required for our product development;

●	we are developing a customer base for our fermentation and molecular farming derived products, and our inability to expand such customer base could negatively impact our sales and profitability;

●	we face significant competition and many of our competitors have substantially greater financial, technical and other resources than we do;

●	to compete effectively, we must introduce and improve existing and new products that achieve market acceptance and improve the output of our technology;

●	collaboration agreements we may seek to enter into with third parties may not be accomplished or successful;

●	the successful commercialization of our products depends significantly on our ability to produce high-quality products cost-effectively on a large scale and to accurately forecast demand for our products. In addition, we also depend on regulatory approvals to successfully market our products;

●	our products are subject to specific measures with regard to their maintenance in storage, and have a shelf life that could not be suitable to our operations or satisfactory with market expectations;

●	the successful commercialization of our products may face challenges from public perceptions of plant and strain engineered products (GMOs) in addition to facing ethical, legal, environmental, health and social concerns;

●	market perception, consumer habits and preferences for our products are difficult to predict and may adversely affect our business;

●	consumer preferences for our products are difficult to predict and may change, and if we are unable to respond quickly to new trends, our business may be adversely affected;

●	our business activities are currently conducted in a limited number of locations, which make us susceptible to damage or business disruptions caused by natural disasters, climatic variations, disease or pests, or acts of vandalism, which could lower the expected yield and delay the production and product candidates;

●	if our genetically engineered plants or strains do not express and produce a sufficient yield of genetically engineered nutritional oil, an animal protein, target function, or any animal protein at all, we may not be able to market our products in a timely manner or successfully compete, or operate our business;

●	if we are unable to attract, train and retain employees, we may not be able to grow or successfully operate our business;

●	food safety and food-borne illness incidents or advertising or product mislabeling may materially and adversely affect our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our products;

●	if we are sued for defective products and if such lawsuits were determined adversely to us, we could be subject to substantial damages, for which insurance coverage may not be available;

●	our brand has limited awareness among the general public, which could affect our ability to sell our products;

●	if we fail to develop our technology or products and to develop our brand, our business prospects could adversely be affected;

●	we rely on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may impair our ability to operate our business effectively;

●	our business and operations would suffer in the event of computer system failures, cyber-attacks or a deficiency in our cybersecurity;

●	we are subject to anti-corruption and anti-money laundering laws with respect to both our domestic and international operations, and noncompliance with such laws can subject us to criminal and civil liability and harm our business;

●	disruptions in the global economy, including high rates of inflation, the armed conflict in Israel and Palestine, the war in Ukraine and the impact of pandemics, epidemics or disease outbreaks may adversely affect our business, results of operations and financial condition;

●	Latin America has experienced, and may continue to experience, adverse economic or political conditions, including considerable economic uncertainty that may impact our business, financial condition and results of operations; and

●	economic and political developments in Argentina, including regulations and restrictions, inflation and government controls may adversely affect the economy and our financial condition and results of operations.

Risks Relating to Our Industries

We are subject to the following risks in respect of our industries:

●	the overall agricultural, nutraceutical and food ingredient industries are susceptible to commodity price changes, and we are exposed to market risks from changes in commodity prices;

●	we are subject to industry-specific risks, which could adversely affect our operating results;

●	climate change and adverse weather conditions may negatively affect our business and operations; and

●	our crop productivity business is highly seasonal and affected by factors beyond our control, which may cause our sales and operating results to fluctuate significantly.

Risks Related to Our Intellectual Property

We are subject to the following risks in respect of our intellectual property rights:

●	agreements with our collaborators and third parties may not adequately prevent disclosure of trade secrets, know-how and other proprietary information, which could lead to a loss of competitive advantage, and adversely affect our technology and business;

●	we and our customers depend on patents, copyrights, trademarks, know-how, trade secrets, and other forms of intellectual property protections, but these protections may not be adequate;

●	biotechnology patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to us, could negatively impact our competitive position;

●	we will not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we have sought protection;

●	we may be unsuccessful in developing, licensing or acquiring intellectual property rights that may be required to develop and commercialize our future products;

●	we or our customers may infringe intellectual property unknowingly and unintentionally affecting our reputation and our future plans for our products and competitiveness; and

●	potential litigation relating to third party intellectual property rights infringement could prevent us from using certain technologies and products.

Risks Relating to Laws and Regulation

We are subject to the following risks in respect of the relevant laws and regulation:

●	the regulatory environment in the United States for our current and potential future products is evolving and may change in the future, negatively impacting the speed and cost to launch our potential future products;

●	the regulatory environment outside the United States varies greatly from jurisdiction to jurisdiction and there is less certainty over how our products will be regulated;

●	government policies and regulations, particularly those affecting the agricultural sector and related industries, could adversely affect our operations and profitability;

●	we may use biological materials in our business and are subject to numerous environmental, health and safety laws and regulations. Compliance with such laws and regulations and any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly;

●	tax, legislative or regulatory initiatives, new interpretations or developments concerning existing tax laws, or challenges to our tax positions could adversely affect our results of operations and financial condition;

●	we are subject to governmental export and import controls that could impair our ability to compete in international markets and subject us to liability if we are not in compliance with applicable laws;

●	failure to comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 and similar laws associated with our activities in other jurisdictions could subject us to penalties and other adverse consequences;

●	the JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies; and

●	we are an early-stage global company, operating in several jurisdictions and we may omit any labor or civil registration law due to lack of qualified personnel.

Risks Relating to the Company

We are subject to the following risks in respect of our operating as a public company:

●	we will incur increased costs as a result of operating as a public company whose shares are listed on the Nasdaq, and its management will devote substantial time to new compliance initiatives;

●	our management has limited experience in operating a public company;

●	as we became a publicly traded company by virtue of a Business Combination, as opposed to an underwritten initial public offering, the process did not use the services of one or more underwriters which resulted in less diligence being conducted; and

●	the resignation of Nomura as our exclusive financial advisor may indicate that it is unwilling to be associated with the disclosure in SEC filings and the underlying business analysis related to the Business Combination.

Additional Risks Relating to Our Securities

Our shareholders are subject to the following risks:

●	sales of a substantial number of our securities in the public market by our existing securityholders, including the Key Shareholders, management and Nomura (pursuant to the Nomura Purchase Agreement), could cause the price of our Ordinary Shares and warrants to decrease significantly;

●	there can be no assurance that we will be able to comply with the continued listing standards of the Nasdaq Global Select Market, which may result in restrictions to our listing and trading volume;

●	if our Ordinary Shares become subject to the penny stock rules, it may be more difficult to sell our Ordinary Shares;

●	the price of our securities may be volatile, and their value may decline;

●	our warrants are exercisable for our Ordinary Shares, which will increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders;

●	a market for our securities may not continue, which would adversely affect the liquidity and price of our Ordinary Shares and Warrants;

●	if securities or industry analysts cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding Ordinary Shares adversely, then the price and trading volume of Ordinary Shares could decline; and

●	we do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Ordinary Shares.

Risks Relating to Investment in a Luxembourg Company and Our Status as a Foreign Private Issuer

●	as a “foreign private issuer,” we are exempt from a number of U.S. securities laws and rules promulgated thereunder and will be permitted to publicly disclose less information than U.S. public companies must disclose. This may limit the information available to holders of the Ordinary Shares and may pose additional risks and less regulatory protection for our shareholders in comparison to domestic issuers;

●	we may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses, and this would subject us to GAAP reporting requirements which may be difficult for us to comply with;

●	we are organized under the laws of the Grand Duchy of Luxembourg and a substantial amount of our assets are not located in the United States, and it may be difficult for you to obtain or enforce judgments or bring original actions against us or the members of our Board in the United States;

●	Luxembourg and European insolvency and bankruptcy laws are substantially different from U.S. insolvency and bankruptcy laws and may offer our shareholders less protection than they would have under U.S. insolvency and bankruptcy laws;

●	the rights of our shareholders may differ from the rights they would have as shareholders of a United States corporation, which could adversely impact trading in Ordinary Shares and our ability to conduct equity financings; and

●	non-Luxembourg resident holders of Ordinary Shares could be subject to adverse income tax consequences in the Grand Duchy of Luxembourg.

Risks Relating to U.S. Tax

●	we believe we likely were a passive foreign investment company for U.S. federal income tax purposes for our taxable year ending June 30, 2024, and may be classified as a PFIC for our current taxable year or future taxable years which could subject U.S. holders of the Ordinary Shares to adverse U.S. federal income tax consequences.

Corporate Structure

The following diagram shows the ownership percentages (excluding the impact of the shares underlying the Warrants) and our current organizational structure.

The following table identifies our main subsidiaries and joint arrangements as of June 30, 2024:

Name	Jurisdiction of Incorporation	Ownership Interest	Voting Interest
Moolec Science Limited (1)	England	100%	100%
LightJump Acquisition Corporation	Delaware	100%	100%
Valorasoy S.A. (2)	Argentina	100%	100%
AG Biomolecules LLC	Delaware	100%	100%
Microo Foods Ingredients S.L. (3)	Spain	50%	50%

Notes:-

(1)	Moolec Science Limited has a branch office in Argentina, Moolec Science Limited S.E.
(2)	Acquired pursuant to the ValoraSoy Acquisition, which closed on April 24, 2023.
(3)	During December 2022, we agreed to participate in a joint arrangement with the 50% of participation of the newly created company named Microo Food Ingredients Sociedad Limitada. See “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Convertible Note issued to Insud” in our Annual Report.

Corporate Information

We are incorporated under the laws of the Grand Duchy of Luxembourg on May 23, 2022, as a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B268440. Our principal website address is www.moolecscience.com. We do not incorporate the information contained on, or accessible through, our websites into this prospectus, and you should not consider it a part of this prospectus.

Risk Factors

Investing in the securities offered using this prospectus involves risk. Before you decide to buy our securities, you should carefully consider the risks described under the heading “Risk Factors” in our Annual Report, which is incorporated herein by reference, in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment. Please see “Where You Can Find More Information” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

Special Note Regarding Forward-Looking Statements

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, anticipated growth strategies, anticipated trends in our industry, our potential growth opportunities, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “might,” “will,” “consider,” “estimate,” “continue,” “anticipate,” “intend,” “target,” “project,” “contemplate,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar terms or expressions. The statements we make regarding the following matters are forward-looking by their nature:

●	the impact of armed conflict in Israel and Gaza, in addition to the Ukraine, and any possible escalation of such conflicts or contagion to neighboring countries or regions;

●	general economic, financial, business and political conditions in Latin America;

●	our financial performance;

●	our ability to maintain the listing of the Ordinary Shares or warrants on Nasdaq;

●	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	our ability to develop and launch new products and services;

●	our ability to successfully and efficiently integrate future expansion plans and opportunities;

●	the availability of raw materials used in our products and our ability to source such raw materials;

●	our ability to grow our business in a cost-effective manner;

●	our product development timeline and expected research and development (“R&D”);

●	our ability to commercialize the products developed in our R&D center, acquired as a result of the ValoraSoy Acquisition;

●	the implementation, market acceptance and success of our business model;

●	developments and projections relating to our competitors and industry;

●	our approach and goals with respect to technology;

●	our expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	the impact of any global viral pandemic on our business, including any potential monkey pox (“Mpox”) pandemics;

●	changes in applicable laws or regulations;

●	the outcome of any known and unknown litigation and regulatory proceedings; and

●	various other factors, including without limitation those described under “Item 3. Key Information–D. Risk Factors” in our Annual Report.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

Service of Process and Enforcement of Civil Liberties
Under U.S. Securities Laws

The Company is incorporated in Luxembourg and conducts a majority of its operations through its subsidiary, Moolec, outside the United States. The majority of the Company’s assets are located outside the United States. A majority of the Company’s officers reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against the Company or against these individuals outside of the United States in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws outside of the United States could render you unable to enforce a judgment against the Company’s assets or the assets of the Company’s officers.

Capitalization

The table below sets forth our total capitalization (defined as long-term debt and total equity) as of June 30, 2024 for the following scenarios: (i) historical financial information on an actual basis, and (ii) as adjusted to reflect the exchange of $6.6 million of accounts payable for convertible notes to Bioceres Crop Solutions Corp. that took place in September 2024 (see Note 31 to our audited consolidated financial statements incorporated in this prospectus by reference to our Annual Report).

	As of June 30, 2024
	Actual	As adjusted
	(in thousands of USD)
Cash and cash equivalents	5,390	5,390

Long-term debt (excluding current portion) (1)	11,952	18,552
Equity:
Share capital	386	386
Shares to be issued	3	3
Treasury shares	(1)	(1)
Share premium	69,159	69,159
Cost of own shares held	(304)	(304)
Cumulative translation adjustment	126	126
Equity settled share-based payment	3,382	3,382
Accumulated deficit	(65,935)	(65,935)
Total equity	6,816	6,816
Total capitalization (2) (3)	18,768	25,368

Notes:-

(1)	Long-term debt includes Financial debt and Lease liabilities (See our consolidated financial statements incorporated in this prospectus by reference to the Annual Report).
(2)	Total capitalization consists of long-term debt (excluding current portion) plus total equity.
(3)	Total capitalization does not include 11,110,000 of outstanding warrants with an exercise price $11.50 per share.

Selling SecurityHolders

This prospectus relates, in part, to the resale by the Selling Securityholders from time to time of up to 35,818,285 of our Ordinary Shares, which includes (i) 31,000,000 Ordinary Shares issued to holders of ordinary shares of Moolec in the Business Combination as a result of the Exchange, (ii) 3,522,398 Ordinary Shares issued as a result of the Merger, (iii) 262,260 Ordinary Shares issued pursuant to the applicable Company SAFE, (iv) 232,523 Ordinary Shares that were freely allotted to the Company’s Chief Financial Officer and (v) 801,104 Ordinary Shares issued in connection with the Backstop Agreement. The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Ordinary Shares other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of Ordinary Shares beneficially owned, and the aggregate number of Ordinary Shares that the Selling Securityholders may offer pursuant to this prospectus. We have based percentage ownership on 38,440,602 Ordinary Shares outstanding as of June 30, 2024, without taking into account the number of Ordinary Shares that may be issued upon exercise of the Warrants. The information provided herein is based on publicly available information, gathered from publicly available filings and other reliable sources. We cannot guarantee the completeness or accuracy of the information herein, as new information may become available. The information in this section is intended for general informational purposes only and should not be relied upon for any investment or business decisions.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Ordinary Shares. As such, we are unable to declare the number of Ordinary Shares that the Selling Securityholders will retain after any such sale. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Securities Beneficially Owned prior to this Offering		Maximum Number of Securities to be Sold in this Offering	Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Ordinary Shares	Percentage(1)	Ordinary Shares	Ordinary Shares	Percentage(1)
The Biotech Company(2)	2,914,000	7.56%	2,914,000
Union Group Ventures Ltd.(3)(5)	15,170,828	39.34%	15,170,828
Bioceres Crop Solutions Corp.(6)	1,860,000	4.82%	1,860,000
Bioceres Group PLC(7)	600,828	1.56%	600,828
Theo I SCSp(8)	11,852,695	34.29%	11,852,695
José Lopez Lecube(9)	232,523	*	232,523
LightJump One Founders, LLC(4)(10)	1,902,767	4.93%	1,902,767
Serenity Traders Limited(11)	65,565	*	65,565
UG Holdings, LLC(12)	1,035,000	2.68%	1,035,000
EarlyBirdCapital Inc.(13)	94,079	*	94,079
David Nussbaum(13)	20,000	*	20,000
Steven Levine(13)	20,000	*	20,000
Mike Powell(13)	6,000	*	6,000
Mauro Conijeski(13)	2,000	*	2,000
Amy Kaufmann(13)	1,500	*	1,500
Marc Van Tricht(13)	12,000	*	12,000
Joe Mongiello(13)	1,000	*	1,000
Jillian Carter(13)	2,000	*	2,000
Ed Kovary(13)	10,000	*	10,000
Jacqueline Chang(13)	1,500	*	1,500
Robert Gladstone(13)	2,000	*	2,000
Coleen McGlynn(13)	1,500	*	1,500
Mark Cangemi(13)	500	*	500
Gleeson Cox(13)	1,500	*	1,500
Tracy Fezza(13)	1,500	*	1,500
Gregory Stoupnitzky(13)	3,000	*	3,000
Doug Rogers(13)	2,000	*	2,000
Eileen Moore(13)	2,000	*	2,000

Notes:—

*	Less than one percent of outstanding Ordinary Shares.

(1)	Percentages are based on 38,440,602 Ordinary Shares outstanding or subscribed for as of the June 30, 2024, without taking into account the number of Ordinary Shares that may be issued upon exercise of the Warrants.
(2)	The business address of The Biotech Company is 1309 Coffeen Avenue Ste 1200 Sheridan, Wyoming 8280, USA. The Biotech Company LLC, an entity controlled by Mr. Paladini, and Josefina Morixe.

(3)	The business address of UGVL Limited is Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands. UGVL is an entity controlled by Mr. Juan Sartori. The business address of Mr. Sartori is Avenue D’Ostende 15/17, Monaco 98000.
(4)	Represents securities held by LightJump One Founders, LLC, our sponsor, of which Robert M. Bennett is the managing member. Accordingly, all securities held by LightJump One Founders, LLC may ultimately be deemed to be beneficially held by Mr. Bennett. The business address of Mr. Bennett is c/o LightJump One Founders, LLC 14755 Preston Road, Suite 520 Dallas, TX 75254. LightJump One Founders, LLC (a) acquired 1,902,767 Ordinary Shares being offered for resale under this prospectus for a purchase price of $0.00 per share, and (b) acquired 4,210,000 Private Warrants for a purchase price of $1.00 per warrant.
(5)	Union Group Ventures Ltd. (a) acquired 14,570,000 shares for a purchase price of approximately $0.16 per share, (b) acquired 200,276 shares from the Sponsor pursuant to the Backstop Agreement, and (c) acquired 400,552 shares for a purchase price of $6.67 funded to the Company pursuant to the Backstop Agreement.
(6)	The business address of Bioceres Crop Solutions Corp. is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Bioceres Crop Solutions Corp. acquired 1,860,000 shares for a purchase price of approximately $1.61 per share.
(7)	The business address of Bioceres Group PLC is Highdown House, Yeoman Way, Worthing, West Sussex, United Kingdom, BN99 3HH. Bioceres Group PLC acquired 600,828 shares for a purchase price of $10.00 per share.
(8)	The business address of Theo I SCSp is 30 boulevard Royal, L-2449 Luxembourg. Theo I SCSp (a) acquired 196,695 shares pursuant to the SAFE for a purchase price of approximately $7.63 per share, (b) acquired 200,276 shares from the Sponsor pursuant to the Backstop Agreement, and (c) acquired 400,552 shares for a purchase price of $6.67 funded to the Company pursuant to the Backstop Agreement. Theo also acquired 11,626,000 Ordinary Shares in connection with a business combination involving us and BG Farming Technologies Limited and disposed of 600,828 Ordinary Shares by means of a payment in kind of a loan agreement with Bioceres PLC.
(9)	The business address of José Lopez Lecube is Intendente Becco 2380, Dpto. 32, Béccar, B1643, Provincia de Buenos Aires, Argentina. José Lopez Lecube acquired 232,523 shares in consideration for employment, pursuant to his employment agreement, for a purchase price of $0.00.
(10)	The total amount of 1,902,767 Ordinary Shares being registered for resale by the Sponsor pursuant to this prospectus includes 143,319 Contingency Shares which will be available for resale if and when released from escrow. Further, pursuant to the settlement between the Company and EarlyBird, on March 15, 2023, the Sponsor transferred 64,079 Ordinary Shares to EarlyBird on behalf of the Company and such Ordinary Shares are being registered for resale by EarlyBird pursuant to this prospectus. In addition, the Sponsor agreed to transfer 47,602 Ordinary Shares to the Company to cover certain legal expenses. For the avoidance of doubt, this prospectus does not register the resale of 47,602 Ordinary Shares to be transferred to Company. See “Significant Transactions— Business Combination.”
(11)	The business address of Serenity Traders Limited is OMC Chambers, Wickhams Cay I, Road Town, Tortola, British Virgin Islands. Serenity Traders Limited acquired 65,565 shares for a purchase price of $7.63 per share pursuant to the SAFE.
(12)	The business address of UG Holdings, LLC is 251 Little Falls Drive, Wilmington, New Castle, DE 19808. UG Holdings, LLC acquired 1,035,000 shares for a purchase price of $0.00 per share.
(13)	The business address of EarlyBirdCapital Inc and its related parties is One Huntington Quadrangle, 1C15, Melville, NY 11747. EarlyBirdCapital Inc and its related parties acquired 120,000 shares for nominal consideration of $0.00 per share accounted for as offering cost and acquired 64,079 shares for consideration of $5.462 per share pursuant to the settlement between the Company and EarlyBird. See “Significant Transactions— Business Combination.”

Use of Proceeds

Unless we indicate otherwise in a prospectus supplement, we plan to use the net proceeds from the sale of Ordinary Shares for general corporate purposes. We will not receive any proceeds from the sale by the Selling Securityholders of Ordinary Share offered by them described in this prospectus.

Description of Securities

Ordinary Shares

Share Capital

We are authorized to issue five hundred billion (500,000,000,000) Ordinary Shares, from which the shares already issued under the authorized capital shall be deducted.

As of June 30, 2024, there were 38,440,602 Ordinary Shares outstanding and issued. There were also 11,110,000 Warrants outstanding, each entitling the holder to purchase one Ordinary Share at an exercise price of $11.50 per share.

As of November 7, 2024, there were 38,470,705 Ordinary Shares outstanding and issued.

Share Issuances

Pursuant to Luxembourg law, the issuance of Ordinary Shares requires in principle approval by the extraordinary general meeting of shareholders subject to necessary quorum and majority requirements. The extraordinary general meeting of our shareholders held prior to the Closing of the Business Combination approved an authorized capital and authorized our Board to (i) realize for any reason whatsoever, including any issue in one or several successive tranches of (a) any subscription and/or conversion rights, including warrants (which may be issued separately or linked to Ordinary Shares, bonds, options, notes or similar instruments issued by us), convertible bonds, notes or similar instruments as well as (b) new Ordinary Shares, with or without share premium, against payment in cash or in kind, by conversion of claims on us, by way of conversion of available reserves or in any other manner; (ii) determine the place and date of the issue or the successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new Ordinary Shares, and (iii) remove or limit the preferential subscription right of the shareholders in case of issue against payment in cash of Ordinary Shares, warrants (which may be separate or attached to Ordinary Shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments, up to the maximum amount of such authorized capital for a maximum period of five years from the date of incorporation or any subsequent resolutions to create, amend, renew, increase or extend the authorized capital. The extraordinary general meeting of our shareholders may renew or increase such authorized capital and such authorization to our Board to issue Ordinary Shares, each time for a period not exceeding five years.

In addition, upon adopting our amended and restated articles of association pursuant to the terms of the Business Combination, our shareholders authorized our Board to allocate our existing shares without consideration or to issue new shares (“Bonus Shares”) paid-up out of distributable reserves (i) to our employees or to certain classes of such employees; (ii) to employees of companies or economic interest groupings in which we hold directly or indirectly at least 50% of the share capital or of the voting rights; (iii) to employees of companies or economic interest groupings in which at least 50% of the share capital or of the voting rights are held, directly or indirectly, by a company holding itself, directly or indirectly, at 50% of our share capital; or (v) to members of our corporate bodies or any of the other companies or economic interest groupings referred to under items (ii) to (iv) above, for a maximum period of five years from the date of incorporation or any subsequent resolutions to create, renew or increase the authorization (such period restriction is only applicable in case of an allotment of newly issued shares). The preferential subscription right of existing shareholders is, through their authorization to our Board, automatically waived in case of issuance of Bonus Shares.

We recognize only one (1) holder per Ordinary Share. In case an Ordinary Share is owned by several persons, they shall appoint a single representative who shall represent them in respect of us. We have the right to suspend the exercise of all rights attached to that Ordinary Share, except for relevant information rights, until such representative has been appointed.

Upon the consummation of the Business Combination, a delegate of our Board, who was granted powers pursuant to resolutions of our Board, resolved on the issuance of Ordinary Shares out of the authorized capital to LightJump shareholders. When delegating such powers to the delegate, our Board also resolved on the applicable procedures and timelines to which such issuance was subjected. In the event a proposal of our Board to issue new Ordinary Shares exceeds our limits of authorized share capital, our Board must then convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending the articles of association, it being understood that the articles of association may be amended by a majority of at least two thirds (2/3) of the votes validly cast at such general meeting at which a quorum of more than half (1/2) of our share capital is present or represented. If no quorum is reached in a meeting, a second meeting may be convened in accordance with the provisions of Luxembourg law and our articles of association, which may deliberate regardless of the quorum and at which resolutions are adopted at a majority of at least two thirds of the votes validly cast. Abstentions and nil votes shall not be taken into account. If the capital call proposed by our Board consists of an increase in the shareholders’ commitments, our Board must convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for such purpose. Such meeting will be subject to the unanimous consent of the shareholders.

Preferential Subscription Rights

Under Luxembourg law and in accordance with our articles of association, existing shareholders benefit from a preferential subscription right on the issuance of new Ordinary Shares for cash consideration. However, upon adopting our amended and restated articles of association pursuant to the terms of the Business Combination, our shareholders have, in accordance with Luxembourg law, authorized our Board, within our limits of authorized share capital and within a period of five years, to remove or limit any preemptive subscription rights of shareholders in case of issue against payment in cash of Ordinary Shares, warrants (which may be separate or linked to Ordinary Shares, bonds, notes or similar instruments issued by us), convertible bonds, notes or similar instruments and we can limit or suppress, subject to the quorum and majority for the amendment of the articles of association, such preemptive subscription rights. Such Ordinary Shares may be issued above, at, or below market value, and, following a certain procedure, even below the accounting par value, if applicable, per Ordinary Share. New Ordinary Shares also may be issued by way of incorporation of available reserves, including share premium.

Share Repurchases

We cannot subscribe for our own Ordinary Shares.

We may, however, repurchase issued Ordinary Shares or have another person acting in his, her or its own name, but on our behalf, repurchase issued Ordinary Shares, subject to the following conditions:

(1)	prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth:

(a)	the terms and conditions of the proposed repurchase and in particular the maximum number of Ordinary Shares to be repurchased;

(b)	the duration of the period for which the authorization is given, which may not exceed five years; and

(c)	in the case of repurchase for consideration, the minimum and maximum consideration per share;

(2)	redemptions, including shares previously acquired and held by us in our portfolio and shares acquired by a person acting in his, her or its own name, but on our behalf, may not result in the net assets as shown in the annual accounts falling below the amount of the subscribed capital, increased by the reserves which Luxembourg law or our articles of association do not permit to distribute;

(3)	only fully paid-up Ordinary Shares may be repurchased; and

(4)	the offer to repurchase must be made on the same terms to all shareholders in the same situation except for repurchases which have been unanimously decided by a general meeting at which all shareholders were present or represented; similarly, listed companies may purchase their own Ordinary Shares on the stock exchange without an offer to acquire having to be made to its shareholders.

On 29 December 2022, our shareholders have authorized our Board to repurchase, during a period of five years as from the date of such authorization, to repurchase a maximum of 5,000,000 of our Ordinary Shares at a price no lower than the nominal value of the shares and not higher than 110% of the volume weighted average price of our Ordinary Shares for the ten trading days preceding each individual acquisition.

When the acquisition of our own Ordinary Shares is necessary to avoid serious and imminent harm to us, the prior authorization by a simple majority vote at an ordinary general meeting of shareholders described in paragraph (1) above shall not apply. In such a case, our Board must inform the shareholders at the following general meeting of the reasons for, and purpose of, the redemption, the number and nominal value, or failing that, such acquired Ordinary Share’s accounting par value, the fraction of the subscribed capital such acquired Ordinary Shares represent, as well as the countervalue of such Ordinary Shares.

The prior authorization by a simple majority vote at an ordinary general meeting of shareholders described in paragraph (1) above shall also not apply in the case of Ordinary Shares acquired either by us or by a person acting in his, her or its own name, but on our behalf, for distribution to our employees or to the employees of one of our affiliates due to a control relationship (i.e., its subsidiaries or controlling shareholder) or in any of the circumstances listed in article 430-16 of the 1915 Law. The distribution of such Ordinary Shares must be made within 12 months of the acquisition of those shares.

The authorization will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, our Board is authorized to redeem all Ordinary Shares under the conditions set forth in article 430-15 of the 1915 Law. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force. The purchase price per Ordinary Share to be determined by our Board or its delegate shall represent not more than the fair market value of such Ordinary Shares.

The voting and dividend rights attached to the repurchased Ordinary Shares will be suspended as long as such repurchased Ordinary Shares are held by us.

Voting and Appointment of Directors

Voting Power

Each Ordinary Share entitles the holder thereof to one vote. Neither Luxembourg law nor our articles of association contain any restrictions as to the voting of Ordinary Shares by non-Luxembourg residents. The 1915 Law distinguishes general meetings of shareholders and extraordinary general meetings of shareholders with respect to the quorum requirements and majority thresholds.

Pre-emptive or Other Rights

There are no sinking fund or redemption provisions applicable to our Ordinary Shares.

General Meetings

In accordance with the 1915 Law and our articles of association, there is no quorum requirement at an ordinary general meeting and resolutions are adopted by a simple majority of validly cast votes of the shareholders present or represented for a given duly convened ordinary general meeting. Abstentions and nil votes are not taken into account.

Annual General Meetings

An annual general meeting of shareholders shall be held in the Grand Duchy of Luxembourg within six months of the end of the preceding financial year.

Extraordinary General Meeting

Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital (except if made by our Board under the authorized capital), (ii) a limitation or exclusion of preemptive rights (except if made by our Board under the authorized capital), (iii) approval of a statutory merger or de-merger (scission), (iv) our dissolution and liquidation, (v) any and all amendments to our articles of association (except if made by the Board in accordance with our articles of association) and (vi) change of nationality. Pursuant to the 1915 Law and our articles of association, for any extraordinary resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least half (1/2) of our issued share capital at a first duly convened meeting, unless otherwise mandatorily required by law. If the said quorum is not reached, a second meeting may be convened, for which the 1915 Law and our articles of association do not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting, except otherwise provided by law, by at least a two-thirds (2/3) majority of the votes validly cast at such meeting by shareholders. Abstentions and nil votes are not taken into account.

Annual Shareholders’ Meetings

An annual general meeting of shareholders shall be held in the Grand Duchy of Luxembourg within 6 months of the end of the preceding financial year.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Warrants

Pursuant to the SPAC Warrant Amendment and Assignment entered into by and among the Company, LightJump and Continental, LightJump assigned to us all of LightJump’s right, title and interest in and to the existing Warrant Agreement and we assumed, and agreed to pay, perform, satisfy and discharge in full, all of LightJump’s liabilities and obligations under the existing Warrant Agreement arising from and after the Merger Effective Time.

Each Warrant is exercisable to purchase one Ordinary Share and only whole warrants are exercisable. The exercise price of the Warrants is $11.50 per share, subject to adjustment as described in the SPAC Warrant Amendment and Assignment. A Warrant may be exercised only during the period commencing on the date of the consummation of the transactions contemplated by the Business Combination Agreement, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the redemption date as provided in Section 6.2 of the SPAC Warrant Amendment and Assignment, or (z) our liquidation. Redemptions of warrants for cash pursuant to the SPAC Warrant Amendment and Assignment, once the public warrants become exercisable, may be redeemed (i) in whole and not in part, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, and (iv) if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three Business Days before sending the notice of redemption to each warrant holder. If the public warrants are called for redemption for cash, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the SPAC Warrant Amendment and Assignment.

The private warrants will be treated identical to the public warrants.

Dividends

From our annual net profits, at least 5% shall each year be allocated to the reserve required by applicable laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to 10% of the amount of our share capital. The general meeting of shareholders shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholders, each Ordinary Share entitling to the same proportion in such distributions.

Our Board may resolve that we pay out an interim dividend to the shareholders, subject to the conditions of article 461-3 of the 1915 Law and our articles of association. Our Board shall set the amount and the date of payment of the interim dividend.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the 1915 Law and our articles of association. In case of a dividend payment, each shareholder is entitled to receive a dividend right pro rata according to his or her respective shareholding. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to our accounts.

Taxation

Tax considerations relating to the ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

Plan of Distribution

This prospectus relates, in part, to the resale by the Selling Securityholders from time to time of up to 35,818,285 of our Ordinary Shares, which includes (i) 31,000,000 Ordinary Shares issued to holders of ordinary shares of Moolec in the Business Combination as a result of the Exchange, (ii) 3,522,398 Ordinary Shares issued as a result of the Merger, (iii) 262,260 Ordinary Shares issued pursuant to the applicable Company SAFE, (iv) 232,523 Ordinary Shares that were freely allotted to our Chief Financial Officer and (v) 801,104 Ordinary Shares issued in connection with the Backstop Agreement. We will receive up to an aggregate of $127,765,000 if all of the Warrants are exercised to the extent such Warrants are exercised for cash. All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

This prospectus also relates to 15,000,000 Ordinary Shares registered hereby for offer and resale by the Company. Pursuant to Rule 429 under the Securities Act, this prospectus updates the Prior Registration Statement and includes Ordinary Shares previously registered by us pursuant to such Prior Registration Statement.

We may sell the securities described in this prospectus from time to time in one or more of the following ways:

●	to or through underwriters or dealers;

●	through agents;

●	directly to one or more purchasers; or

●	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing securityholders. In some cases, we or any dealers acting for us or on our behalf may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We may distribute securities from time to time in one or more of transactions:

●	at a fixed price or prices, which may be changed;

●	at prices relating to prevailing market prices at the time of sale;

●	at varying prices determined at the time of sale; or

●	at negotiated prices.

A prospectus supplement with respect to the offered securities will describe the terms of the offering of the securities, including, to the extent applicable:

●	the name or names of any underwriters, dealers or agents;

●	any public offering price or purchase price of the securities or other consideration therefor,

●	the proceeds from such sale;

●	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchanges on which the securities may be listed.

Sale through Underwriters or Dealers

If we use underwriters for the sale of securities, they will acquire securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriter or underwriters of a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement.

If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Sales through Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

Direct Sales

We may also sell securities directly without using agents, underwriters, or dealers.

Market Making, Stabilization and Other Transactions

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short- covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in an applicable prospectus supplement.

Derivative Transactions and Hedging

We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loan of Pledge of Securities

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Resale by Selling Securityholders

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the Nasdaq;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the Selling Securityholders;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Ordinary Shares and Warrants are currently listed on the Nasdaq under the symbols “MLEC” and “MLECW,” respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Legal Matters

We are being represented by Linklaters LLP with respect to certain legal matters of United States federal securities and New York State law. Certain legal matters of United States federal securities and New York State law in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of Ordinary Shares offered in any offering made pursuant to this prospectus and legal matters as to Luxembourg law has been passed upon for us by Linklaters LLP, Luxembourg and for any underwriters by a law firm named in the applicable prospectus supplement.

Experts

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2024 have been so incorporated in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at www.moolecscience.com. We will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.